EXHIBIT 11



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                                                    THE CHALONE WINE GROUP, LTD.
                                     Exhibit 11 - Statement re Computation of Earnings Per Share
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                                                                                                 Year ended December 31,
                                                                              ------------------------------------------------------
                                                                                 1996                  1995                  1994
                                                                              ----------            ----------            ----------

Net (loss) income ................................................            $2,339,237            $  206,607            $   20,184
Adjustment for interest expense (net of
    income tax):
    Convertible Debentures: (1)
       5% due 1999 ...............................................               425,000               659,000               727,000
                                                                              ----------            ----------            ----------
Adjusted net (loss) income .......................................            $2,764,237            $  865,607            $  747,184

Weighted average shares outstanding:
    Common shares ................................................             8,168,627             5,299,766             4,826,094
    Common equivalent shares:
       Stock options and warrants, net of
          treasury stock purchases ...............................                  --                    --                      --
                                                                              ----------            ----------            ----------
       Weighted average shares outstanding
          as adjusted (primary earnings
          per share) .............................................             8,168,627             5,299,766             4,826,094
    Contingent issuances:
       Convertible Debentures: (1)
          5% due 1999 ............................................               965,099               967,301             1,997,555
                                                                              ----------            ----------            ----------
       Weighted average shares outstanding
          as adjusted (fully diluted
          earnings per share) ....................................             9,133,726             6,267,067             6,823,649
Net income (loss) per common and common
    equivalent share .............................................            $      .29            $      .04            $      .00
Net income (loss) per common share
    assuming full dilution .......................................            $      .30            $      .14            $      .11


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(1)  This calculation is submitted in accordance with Securities Exchange Act of
     1934 Release No. 9083 although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.
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